UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

Playboy Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14790	36-4249478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 North Lake Shore Drive, Chicago, Illinois 60611

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 751-8000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On November 18, Playboy Enterprises, Inc. (the “Company”) entered into a Publishing Services Agreement with American Media, Inc. through its wholly-owned subsidiary, American Media Operations, Inc. (collectively, “AMI”), to outsource all non-editorial functions of Playboy magazine (the “Agreement”). AMI will assume exclusive responsibility for production, circulation, advertising sales, marketing and other support services of both Playboy magazine and the Company’s other domestic publications.

Under the terms of the Agreement, the Company will pay AMI a flat rate fee in consideration for the services provided as well as cost savings and subscription incentive fees if certain benchmarks are achieved during the next two years. The Company will also pay certain costs and expenses so long as AMI maintains a guaranteed rate base and subscriber mix. The term of the Agreement will expire on December 31, 2014, but will automatically renew for an unlimited number of additional one-year periods unless either party provides the other with advance written notice of intent not to renew. The Agreement is subject to early termination in certain circumstances, including by the Company if AMI fails to achieve certain print and digital advertising sales revenue benchmarks.

Section 7—Regulation FD

Item 7.01.	Regulation FD Disclosure.

On November 24, 2009, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release issued by Playboy Enterprises, Inc. on November 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2009	PLAYBOY ENTERPRISES, INC.

By:	/s/ Howard S. Shapiro
Howard S. Shapiro
Executive Vice President,
Law and Administration,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Playboy Enterprises, Inc. on November 24, 2009